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                                    AGREEMENT


         This agreement ("Agreement") made and entered into as of this 1st day of November, 1999, by and between World Cyberlinks Corp. ("WCYB") on the one hand, and David Grossman (Grossman), on the other hand.

         WHEREAS, Grossman has supported the startup activities and business (the "Business") of WCYB; and

         WHEREAS, Grossman desires to continue to support the Business and now provide certain legal services ("Services") to WCYB; and

         WHEREAS, WCYB desires Grossman to provide those Services; and

         WHEREAS, WCYB and Grossman desire to have this Agreement control the rights, liabilities, obligations and benefits of each party to the other.

         NOW, THEREFORE, in consideration of the mutual promises contained herein, the payment of Ten and NO/00 ($10.00) Dollars, the receipt of which is acknowledged by the execution of this Agreement, and for other good and valuable consideration, it is agreed as follows:

         1. Grossman shall perform as President, Chief Executive Officer and inside counsel.

         2. In the event WCYB accepts contracts from or contracts with any source introduced by Grossman, then Grossman shall be entitled to a 5% fee, comprised of 5% cash.

         3. Grossman shall perform for a period of (5) five years ending December 1, 2004

         4. WCYB shall issue to Grossman 1,000,000 shares of Restricted Stock for the Services provided by Grossman to WCYB over the term of the agreement together with any other compensation approved by the Board of Directors.

         5. This Agreement may be amended to limit, expand or define the Services herein before set forth, but only in writing, signed by the parties hereto.


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         6.    This Agreement contains the entire understanding of the parties, and merges all prior understandings, both oral and written.

         7. This Agreement shall be construed by the laws of the State of New York, and in the event of any dispute, any legal action may only be commenced in the courts located in the State of New York.


                                          WORLD CYBERLINKS CORP.

                                          BY: /s/ David Grossman
                                             -----------------------------
                                          David Grossman



                                          BY: /s/ Michael J. Tobin
                                             -----------------------------
                                          Michael J. Tobin